Exhibit 3.5

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

[                    ]

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

[                    ] (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), certifies that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board”) by the FOURTH Article of the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), and pursuant to the provisions of DGCL Section 151, the Board adopted and approved the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series A Convertible Preferred Stock:

WHEREAS, the Certificate of Incorporation provides for two classes of shares of capital stock known as common stock, par value $0.001 per share (the “Common Stock”), and preferred stock, par value $0.001 per share (the “Preferred Stock”);

WHEREAS, the Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Preferred Stock;

WHEREAS, the Board is authorized by the Certificate of Incorporation as permitted by the DGCL to provide for the issuance of the shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, designations, preferences and relative, participating, optional and other rights of the shares of each such series and the qualifications, limitations and restrictions thereof;

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby fix the number of shares to be included in such series of Preferred Stock and the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of such series of Preferred Stock as follows:

Section 1. Designation. The designation of this series of Preferred Stock is “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred”).

Section 2. Number of Series A Preferred Shares. The authorized number of shares of Series A Preferred is 50,000.

Section 3. Defined Terms and Rules of Construction.

(a)    Definitions. As used herein with respect to the Series A Preferred:

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board” shall have the meaning set forth in the preamble hereto.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York, New York generally are closed as a result of federal, state or local holiday.

“Bylaws” shall mean the Amended and Restated Bylaws of the Corporation in effect on the date hereof and as amended from time to time in accordance with the terms therein and herein.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Corporation.

“Certificate of Designation” shall mean this Certificate of Designation relating to the Series A Preferred, as it may be amended from time to time in accordance with the terms hereof.

“Certificate of Incorporation” shall have the meaning set forth in the preamble hereto.

“Change of Control” shall mean (a) any sale or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions, (b) any sale, transfer or issuance or series of related sales, transfers and/or issuances of shares of the Capital Stock by the Corporation or any holder thereof which results in any single Person or group (as defined in Rule 13d-5 of the Exchange Act) becoming the beneficial owners of Capital Stock representing (x) 50% or more of the voting power of all outstanding voting Capital Stock or (y) the power to elect a majority of the Board (under ordinary circumstances, by contract or otherwise), or (c) any merger or consolidation to which the Corporation is a party unless after giving effect to such merger no single Person or group (as defined in Rule 13d-5 of the Exchange Act) is the beneficial owner of Capital Stock possessing the voting power to elect a majority of the Board or the surviving Person’s board of directors (or similar governing body) or becomes the beneficial owner of greater than 50% of the Corporation’s or such surviving Person’s issued and outstanding common stock or securities convertible into common stock of such Person.

“Closing Price” shall mean the price per share of the final trade of the Common Stock, other Capital Stock or similar equity interest, as applicable, on the applicable Trading Day (or the last trade of the Capital Stock or similar equity interest preceding the applicable Trading Day if no trades of such securities were made on the applicable Trading Day) on the principal national securities exchange or securities market on which the Common Stock, other Capital Stock or similar equity interest is listed or admitted to trading; provided that if the Capital Stock is not so listed or traded, the Closing Price shall be equal to the fair market value, as reasonably determined in good faith by the Board.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall have the meaning set forth in the recitals hereto.

“Common Stock Deemed Outstanding” shall mean, at any given time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise of Options actually outstanding at such time, plus (c) the number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Options actually outstanding at such time), in each case, regardless of whether or not the Options or Convertible Securities are actually exercisable at such time.

“Conversion Cap” shall have the meaning ascribed to it in Section 8(a).

“Conversion Price” shall mean $4.39, but as it may be adjusted from time to time in accordance with Section 9.

“Conversion Restriction” shall have the meaning set forth in Section 8(a).

“Conversion Standstill Period” shall have the meaning ascribed to it in Section 8(a).

“Conversion Stock” shall mean Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A Preferred in accordance with the terms of Section 8.

“Convertible Securities” shall mean any stock , securities (other than Options) or obligations of indebtedness directly or indirectly convertible into or exchangeable for Common Stock.

“Corporation” shall have the meaning set forth in the preamble hereto.

“Date of Issuance” shall mean, for any Series A Preferred Share, the date on which the Corporation initially issues such Series A Preferred Share (without regard to any subsequent transfer of such Series A Preferred Share or reissuance of the certificate(s) representing such Series A Preferred Share).

“Deemed Liquidation” shall have the meaning ascribed to it in Section 5(b).

“Dividend Reference Date” shall have the meaning set forth in Section 4(a).

“DGCL” shall have the meaning set forth in the preamble hereto.

“Event of Noncompliance” shall have the meaning set forth in Section 12.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Issuances” means any issuance or sale (or deemed issuance or sale in accordance with Section 9(d)) by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the Series A Preferred; (b) up to an aggregate of 5,700,000 shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) issued directly or upon the exercise of Options to directors, officers, employees, or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board and issued pursuant to the Incentive Plans (including all such shares of Common Stock and Options outstanding prior to the Date of Issuance); or (c) shares of Common Stock issued upon the conversion or exercise of Options (other than Options covered by clause (b) above) issued prior to the Date of Issuance, provided that such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof.

“Forced Conversion” shall have the meaning set forth in Section 8(b).

“Forced Conversion Noncompliance Event” shall mean (i) the failure of the Corporation to make any redemption payment with respect to any Series A Preferred Share which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any debt financing agreement of the Corporation or any of its Subsidiaries or any other agreement to which the Corporation is subject or (ii) the breach by the Corporation of its obligations under Section 8(e). The foregoing shall constitute Forced Conversion Noncompliance Events whatever the reason or cause for any such Forced Conversion Noncompliance Event and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.

“Incentive Plans” means the Corporation’s 1998 Stock Option Plan, 2004 Equity Incentive Plan, 2010 Equity Incentive Plan, 2015 Incentive Compensation Plan, 2018 Incentive Compensation Plan, 1996 TMI Stock Option Plan, TMI 2006 Incentive and Non-Statutory Stock Option Plan, and any other equity incentive plan of the Corporation adopted and approved by the Board after the date of this Certificate, in each case as may be amended, supplemented or modified from time to time as approved by the Board.

“Investment Agreement” shall mean that certain Investment Agreement by and between the Corporation and Investor, dated as of June 12, 2013.

“Investor Rights Agreement” shall mean that certain Investor Rights Agreement by and between the Corporation and Investor, dated on or about the Date of Issuance.

“Investor” shall mean WSHP Biologics Holdings, LLC.

“Junior Securities” shall mean any class or series of Capital Stock other than (i) the Series A Preferred or (ii) any class or series of Capital Stock that is specifically designated as senior or pari passu to the Series A Preferred in any amendment, modification or supplement to the Certificate of Incorporation (including as a result of a new certificate of designation), which the holders of Series A Preferred have consented to in accordance with Section 11 hereof and, if applicable, Section 3.5 of the Investor Rights Agreement.

“Liquidation” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Value” of any Series A Preferred Share as of any particular date shall mean $1,000.

“Noncompliance Period” shall have the meaning ascribed to it in Section 12(c).

“Optional Conversion Eligibility Time” shall mean the earlier of the following: (i) immediately prior to a Change of Control and (ii) the eighth anniversary of the Date of Issuance.

“Optional Redemption Eligibility Time” shall mean the earlier of the following: (i) immediately prior to a Change of Control and (ii) the seventh anniversary of the Date of Issuance.

“Options” shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Organic Change” shall have the meaning ascribed to it in Section 9(e).

“Person” or “person” shall mean an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preferred Director” shall have the meaning ascribed to it in Section 10(b).

“Preferred Percentage” shall mean, at any time of determination, the percentage equal to (i) the number of shares of Common Stock issuable upon the conversion of all of the Series A Preferred Shares outstanding at such time of determination (without regard to any restrictions on conversion (including the Conversion Standstill Period, the Conversion Cap and the Conversion Restriction)), plus the number of shares of Common Stock outstanding at such time of determination that were issued pursuant to the conversion of any Series A Preferred Shares, divided by (ii) the number of shares of Common Stock issued and outstanding at such time of determination, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred outstanding at such time (without regard to any restrictions on conversion (including the Conversion Standstill Period, the Conversion Cap and the Conversion Restriction)).

“Preferred Stock” shall have the meaning set forth in the recitals hereto.

“Purchase Rights” shall have the meaning ascribed to it in Section 11.

“Redemption Date” shall mean, as to any Series A Preferred Share, the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option; provided that no such date shall be a Redemption Date unless the amount payable to such Series A Preferred Share hereunder is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Registrable Securities” shall have the meaning set forth in the Investor Rights Agreement.

“Related Party” shall mean (i) any officer or director of the Corporation or other Person that owns at least 5% of the Common Stock on an as-converted fully diluted basis (which for such calculation shall aggregate stockholdings of Affiliates and of immediate family members sharing the same household with such Persons), (ii) any officer or director of any of the Corporation’s Subsidiaries, or (iii) any member of any such Person’s immediate family sharing the same household or any of their respective Affiliates.

“Series A Dividend Reference Dates” shall have the meaning ascribed to it in Section 4(b).

“Series A Preferred Majority Holders” shall mean, as of any time of determination, the holders of a majority of the Series A Preferred Shares outstanding as of such time of determination.

“Series A Preferred” shall have the meaning ascribed to it in Section 1.

“Series A Preferred Share” shall have the meaning ascribed to it in Section 4(a).

“Series A Unpaid Dividends” shall have the meaning ascribed to it in Section 4(a).

“Shareholder Approval” shall mean all approvals of the stockholders of the Corporation necessary to approve the transactions contemplated under the Investment Agreement and the issuance of the Series A Shares contemplated thereby, including any approvals by the holders of Common Stock for the issuance of twenty percent (20%) or more of the number of shares of Common Stock outstanding before such issuance, and the issuance of twenty percent (20%) or more of the voting power of the Company to any one holder of Series A Shares as may be required under law or the listing standards of NASDAQ (or any successor thereto or other trading market on which the Common Stock is listed), including NASDAQ Market Place Rule 5635(b) and (d) or NASDAQ Market Place Rule 5640, and Interpretative Material (IM) 5635-2, as applicable.

“Shareholder Approval Deadline” shall have the meaning ascribed to it in Section 4(e).

“Shelf Registration Statement” shall have the meaning set forth in Investor Rights Agreement.

“Stock Price Forced Conversion Event” shall have the meaning ascribed to it in Section 8(b).

“Subsidiary” means any Person of which at least (i) a majority of the equity and (ii) a majority of the voting interests, are owned or controlled, directly or indirectly, by the Corporation, by any one or more of its Subsidiaries, or by any combination of the Corporation and one or more of its Subsidiaries. For the avoidance of doubt, any reference to any Subsidiary of the Company shall include RTI Donor Services, Inc.

“Taxes” shall mean any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by contract or otherwise.

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

(b)    Rules of Construction. Unless the context otherwise requires: (i) words in the singular include the plural, and in the plural include the singular; (ii) “including” means including without limitation; (iii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designation; (iv) any reference to a day or number of days, unless expressly referred to as a Business Day or Trading Day, shall mean the respective calendar day or number of calendar days; (v) references to Sections of or Rules under the Exchange Act shall be deemed to include substitute, replacement or successor Sections or Rules, and any term defined by reference to a Section of or Rule under the Exchange Act shall include Commission and judicial interpretations of such Section or Rule; and (vi) headings are for convenience of reference only.

Section 4. Dividends.

(a)    General Obligations. When, as and if declared by the Board and to the extent permitted under the DGCL, the Corporation shall pay preferential dividends in cash to the holders of the Series A Preferred as provided in this Section 4(a). Dividends on each share of the Series A Preferred (each a “Series A Preferred Share,” and collectively, the “Series A Preferred Shares”) shall accrue on a daily basis at the rate of six percent (6.0%) per annum (or twelve percent (12.0%) per annum if, and for so long as, required pursuant to Section 4(e)) on the sum of (x) the Liquidation Value thereof, plus (y) all accrued and accumulated but unpaid dividends on such Series A Preferred Share (such amount in clause (y), the “Series A Unpaid Dividends”), from and including the Date of Issuance and until the fifth anniversary of the Date of Issuance. For the avoidance of doubt (but subject to Section 12(c)), dividends shall not accrue for Series A Preferred Shares after the fifth anniversary of the Date of Issuance. Series A Unpaid Dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities, other than to (A) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (B) repurchase Common Stock held by employees or consultants of the Corporation for not more than $0.001 per share or other de minimis amounts per share upon termination of their employment or services in accordance with agreements providing for such repurchase existing as of the date of this Certificate or in accordance with any Incentive Plan or any other equity incentive plan of the Corporation adopted and approved by the Board after the date of this Certificate.

(b)    Dividend Reference Dates. To the extent not paid in cash on March 31, June 30, September 30, and December 31 of each year, beginning September 30, 2013 (the “Series A Dividend Reference Dates”), all dividends which have accrued on each Series A Preferred Share during the three- month period (or other period, if any, in the case of the initial Series A Dividend Reference Date) ending upon each such Series A Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Series A Preferred Share until paid in cash to the holder thereof.

(c)    Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series A Preferred Shares, such payment shall be made pro rata among the holders thereof based upon the aggregate Series A Unpaid Dividends in respect of the Series A Preferred Shares held by each such holder.

(d)    Participating Dividends. In addition to any other dividends accruing, accumulating or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than (i) dividends payable on the Common Stock solely in shares of Common Stock and (ii) to the extent constituting a dividend, any repurchases of Common Stock held by employees or consultants of the Corporation for not more than $0.001 per share or other de minimis amounts per share upon termination of their employment or services in accordance with agreements providing for such repurchase existing as of the date of this Certificate or in accordance with any Incentive Plan or any other equity incentive plan of the Corporation adopted and approved by the Board after the date of this Certificate, the Corporation shall also declare and pay to the holders of the Series A Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred Shares had all (i.e., without regard to any restrictions on conversion (including the Conversion Standstill Period, the Conversion Cap and the Conversion Restriction) at such time) of such outstanding Series A Preferred Shares been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

(e)    Dividend Rate Adjustment. In the event that Shareholder Approval has not been obtained within 180 days after the Date of Issuance (the “Shareholder Approval Deadline”), then the dividend rate on each Series A Preferred Share shall automatically (without any further action) increase to the rate of twelve percent (12.0%) per annum, commencing on the day after the Shareholder Approval Deadline and ending on (and including) the date on which Shareholder Approval has been obtained.

Section 5. Liquidation

(a)    Normal Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (collectively with a Deemed Liquidation, a “Liquidation”), each holder of Series A Preferred then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any Junior Securities by reason of their ownership thereof, an amount in cash equal to the greater of (i) the sum of (x) the aggregate Liquidation Value of all Series A Preferred Shares held by such holder, plus (y) all Series A Unpaid Dividends thereon and (ii) the amount to which such holder would be entitled to receive upon such Liquidation if all (without regard to any restrictions on conversion (including the Conversion Standstill Period, the Conversion Cap and the Conversion Restriction) at such time) of such holder’s Series A Preferred was converted into Conversion Stock immediately prior to such event (such greater amount, the “Liquidation Preference”), and the holders of Series A Preferred shall not be entitled to any further payment with respect to their Series A Preferred Shares. If, upon any Liquidation, the Corporation’s assets available to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 5(a), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Series A Preferred Shares based upon the aggregate Liquidation Value plus all Series A Unpaid Dividends of the Series A Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein (or such lesser period as may be agreed by the Series A Preferred Majority Holders), the Corporation shall deliver written notice of any Liquidation to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Series A Preferred Share and each Junior Security in connection with such Liquidation.

(b)    Deemed Liquidation. The occurrence of a Change of Control shall be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of this Section 5(b) (a “Deemed Liquidation”), and the holders of the Series A Preferred shall be entitled to receive from the Corporation the Liquidation Preference with respect to the Series A Preferred upon such occurrence. The Corporation shall mail written notice of any Change of Control to each record holder of Series A Preferred Shares not less than 30 nor more than 60 days prior to the date on which such Change of Control is consummated.

Section 6. Redemption.

(a)    Redemptions at the Option of the Holder. Beginning at the Optional Redemption Eligibility Time, any holder of Series A Preferred may, at any time and from time to time, request redemption, out of funds legally available therefor, of all or any portion of the Series A Preferred Shares held by such holder by delivering written notice of such request to the Corporation specifying the number of Series A Preferred Shares to be so redeemed and the date of such redemption (which may not be earlier than 60 days after delivery of such redemption notice). The Corporation shall be required to redeem on the date so specified in such holder’s written notice delivered to the Corporation all or any portion of their Series A Preferred Shares with respect to which such redemption requests have been made at a price per Series A Preferred Share in cash equal to the Series A Liquidation Value thereof, plus all Series A Unpaid Dividends thereon.

(b)    Redemptions at the Option of the Corporation. Beginning on the fifth anniversary of the Date of Issuance, the Corporation may at any time and from time to time, redeem, out of funds legally available therefor, all or any portion of the Series A Preferred Shares held by such holder by delivering written notice of such request to such holder in accordance with Section 6(d). Upon any such redemption, the Corporation shall pay a price per Series A Preferred Share with respect to which such redemption requests have been made in cash equal to the Series A Liquidation Value thereof, plus all Series A Unpaid Dividends thereon. Notwithstanding anything to the contrary herein, each holder of Series A Preferred Shares to be redeemed by the Corporation may elect to convert all or any portion of the Series A Preferred Shares held by such holder into Conversion Stock pursuant to Section 8 at any time prior to the applicable Redemption Date.

(c)    Redemption Payments. For each Series A Preferred Share to be redeemed hereunder, the Corporation shall be obligated on the date specified in the notice of redemption delivered by the holder(s) of Series A Preferred Shares pursuant to Section 6(a) or by the Corporation pursuant to Section 6(b), as the case may be, to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A Preferred Share) in immediately available funds the amount required pursuant to Section 6(a) or Section 6(b), as applicable. If the funds of the Corporation legally available for redemption of Series A Preferred Shares pursuant to Section 6(a) on any Redemption Date are insufficient to redeem the total number of Series A Preferred Shares to be redeemed on such date, then without limiting any rights or remedies herein or otherwise, those funds which are legally available shall be used to redeem the maximum possible number of Series A Preferred Shares pro rata among the holders of the Series A Preferred Shares to be redeemed pursuant to Section 6(a) based upon the aggregate Liquidation Value, plus Series A Unpaid Dividends of such Series A Preferred Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Preferred Shares pursuant to Section 6(a) such funds shall immediately be used to redeem the balance of the Series A Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. For the avoidance of doubt, (x) references to “legally available” funds herein shall mean the amount of assets of the Corporation that may be used for a redemption of shares under Section 160 of the DGCL, and (y) the Corporation shall be required to take all actions as are necessary to obtain available funds to satisfy its redemption obligations, including selling assets and borrowing funds. For the avoidance of doubt, the Corporation shall be in breach of its obligations under this Certificate of Designation if it fails to pay in cash all amounts required to be paid by the Corporation pursuant to Section 6(a) on the redemption date specified in any redemption notice delivered by Investor in accordance with Section 6(a).

(d)    Notice of Redemption by Corporation. The Corporation shall mail written notice of each redemption of Series A Preferred (other than a redemption at the request of a holder or holders of Series A Preferred) to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation’s option, the Corporation shall become obligated to redeem the total number of Series A Preferred Shares specified in such notice at the time of redemption specified therein except to the extent such holder converts such Series A Preferred Shares into Conversion Stock prior to such redemption.

(e)    Reissuances of Certificates. In case fewer than the total number of Series A Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series A Preferred Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Series A Preferred Shares.

(f)    Determination of the Number of Each Holder’s Series A Preferred Shares to be Redeemed. Except as otherwise provided in Section 6(c), the number of Series A Preferred Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Series A Preferred Shares determined by multiplying the total number of Series A Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Series A Preferred Shares then held by such holder and the denominator of which shall be the total number of Series A Preferred Shares then outstanding.

(g)    Redeemed or Otherwise Acquired Series A Preferred Shares. Any Series A Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

(h)    Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Series A Preferred Shares, except as expressly authorized herein.

Section 7. Priority of Series A Preferred Shares. Except as specifically provided herein, so long as any Series A Preferred Shares remain outstanding, without the prior written consent of the Series A Preferred Majority Holders, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly declare or pay any dividend or make any distribution upon any Junior Securities.

Section 8. Conversion.

(a)    Conversion at the Option of the Holder. From and after the end of the period beginning on the Date of Issuance and ending at the Optional Conversion Eligibility Time (such period, the “Conversion Standstill Period”), each Series A Preferred Share may be converted, at any time and from time to time, at the option of the holder thereof into a number of shares of Common Stock equal to the quotient determined by dividing (i) the sum of the Liquidation Value, plus the Series A Unpaid Dividends thereon at such time, by (ii) the Conversion Price then in effect; provided, that (i) prior to the receipt of the Shareholder Approval, the Series A Preferred shall not be convertible pursuant to this Section 8 into more than 19.99% of the number of shares of Common Stock outstanding immediately prior to the Date of Issuance (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase for the Common Stock) such conversion (such limitation, the “Conversion Cap”); and (ii) prior to the first vote of the shareholders of the Corporation with respect to the Shareholder Approval, no Series A Preferred Shares may be converted (the “Conversion Restriction”). Series A Preferred Shares shall immediately and permanently cease to be subject to the Conversion Cap upon receipt of Shareholder Approval. The Conversion Restriction shall no longer apply after the first vote of the shareholders of the Corporation with respect to the Shareholder Approval, whether or not Shareholder Approval is obtained. Notwithstanding anything herein to the contrary, (x) Section 6(b) and Section 6(d) shall govern the timing of any conversion if the Company exercises its rights to redeem Series A Preferred Shares pursuant to Section 6(b); and (y) each holder of Series A Preferred Shares may elect to convert all or any portion of the Series A Preferred Shares held by such holder into Conversion Stock pursuant to Section 8 immediately prior to or in connection with a Change of Control.

(b)    Conversion at the Option of the Corporation. On any date following the earlier to occur of (i) the date, if any, that the average Closing Price during any 20 consecutive Trading Day period is greater than $10.25 (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Common Stock) (a “Stock Price Forced Conversion Event”), and (ii) the eighth anniversary of the Date of Issuance, if (A) no Forced Conversion Noncompliance Event has occurred and is continuing, (B) there is an effective Shelf Registration Statement covering the resale of all of the Registrable Securities and (C) in the case of a Stock Price Forced Conversion Event, the Closing Price on the Trading Day immediately preceding the date on which the Corporation delivers notice of conversion pursuant to Section 8(c) is greater than $10.25 (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate reduction or increase to the Common Stock), then the Corporation may, cause the conversion of all, but ( subject to the Conversion Cap and the Conversion Restriction) not less than all, of the Series A Preferred Shares into a number of shares of Common Stock per Series A Preferred Share equal to the quotient determined by dividing (x) the sum of the Liquidation Value, plus the Series A Unpaid Dividends thereon at such time, by (y) the Conversion Price then in effect. Any Series A Preferred Shares not converted due to the Conversion Cap and/or the Conversion Restriction shall continue outstanding on the terms set forth herein after such conversion. In connection with any such conversion, any Unpaid Series A Dividends shall be deemed to convert into Conversion Stock prior to any Series A Preferred Shares. The exercise by the Corporation of its rights under this Section 8(b) shall be referred to as the “Forced Conversion”. Notwithstanding the foregoing, no Forced Conversion shall be permitted until all governmental body filings, consents, authorizations and approvals (including under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended) that are required for such Forced Conversion shall have been made and obtained by the Corporation; accordingly, the holders of the Series A Preferred Shares and the Corporation will promptly take all actions necessary to make any such required filings and cooperate in connection with any such required filings.

(c)    Conversion Procedure. In the case of a conversion pursuant to Section 8(a), the conversion date shall be the date on which the certificate(s) representing such Series A Preferred Shares and a duly signed and completed notice of conversion of such Series A Preferred Share is received by the Corporation. In the case of a conversion pursuant to Section 8(b), the conversion date shall be a date specified in the notice from the Corporation to the holder(s) of Series A Preferred, which may not be less than ten (10) days after the holder of such Series A Preferred Shares has received written notice from the Corporation of its election to convert the Series A Preferred Shares; provided, that, for the avoidance of doubt, at any time after delivery of the Corporation’s conversion notice pursuant to Section 8(b), any holder of Series A Preferred may cause all or any portion of such holder’s Series A Preferred Shares to be redeemed by the Corporation if permitted by, and in accordance with, Section 6(a). As soon as possible (but in any event within five (5) business days) after a conversion of Series A Preferred Shares has been effected, the Corporation shall deliver to the converting holder, a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such names or names and such denominations as the converting holder has specified. In case fewer than the total number of Series A Preferred Shares represented by any certificate are converted, a new certificate representing the number of Series A Preferred Shares not converted shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Series A Preferred Shares.

(d)    Cooperation. The Corporation shall not close its books against the transfer of Series A Preferred Shares or of Common Stock issued or issuable upon conversion of Series A Preferred Shares in any manner which interferes with the timely conversion of the Series A Preferred Shares. Without limiting Section 6.6 of the Investment Agreement or Section 8(b) above, the Corporation shall assist and cooperate (at its expense) with any holder of Series A Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A Preferred Shares hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

(e)    Common Stock Reserved for Issuance. The Corporation shall at all times when any Series A Preferred Shares are outstanding reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Shares, the number of shares of Common Stock that would be issuable upon the conversion of all outstanding Series A Preferred Shares, assuming for the purposes of this calculation that at all times (i) the Shareholder Approval has been obtained, (ii) the Conversion Restriction does not apply, and (iii) the Conversion Standstill Period does not apply. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or market upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance and except for any such law, regulation or requirement applicable because of the business or nature of the holder). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred Shares in accordance with this Section 8(d).

(f)    Taxes. The Corporation shall pay any and all transfer Taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A Preferred Shares; provided that the Corporation shall not be required to pay transfer Taxes in respect of shares of Conversion Stock issued in the name of, or delivered to, a person other than Investor.

Section 9. Adjustments to Conversion Price. In order to prevent dilution of the conversion rights granted under Section 8, the Conversion Price and the number of shares of Conversion Stock issuable on conversion of the Shares of Series A Preferred shall be adjusted from time to time pursuant to this Section 9.

(a)    Adjustment to Conversion Price upon Issuance of Common Stock. Except as provided in Section 9(b) and except in the case of an event described in either Section 9(d) or Section 9(e), if the Corporation, at any time or from time to time after the Date of Issuance, issues or sells, or in accordance with Section 9(c) is deemed to have issued or sold, any shares of Common Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale) the Conversion Price shall be reduced (and in no event increased) to a Conversion Price equal to the quotient determined by dividing: (i) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) by the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale), plus (2) the aggregate consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale); by (ii) the sum of (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (2) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Corporation in such issuance or sale (or deemed issuance or sale).

(b)    Exceptions To Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Conversion Price with respect to any Excluded Issuance.

(c)    Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 9(a), the following shall be applicable:

(1)    Issuance of Rights or Options. If the Corporation, at any time or from time to time after the Date of Issuance, in any manner grants or sells (whether directly or by assumption in a merger or otherwise) any Options, whether or not such Options or the right to convert or exchange any Convertible Securities issuable upon the exercise of such Options are immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 9(c)(5)) for which Common Stock is issuable upon the exercise of such Options, or upon the conversion or exchange of Convertible Securities issuable upon the exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued by the Corporation at the time of the granting or sale of such Options (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price under Section 9(a)), at a price per share equal to the quotient determined by dividing (i) the sum (which sum shall constitute the applicable consideration received for purposes of Section 9(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of all such Options, plus (y) the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of all such Convertible Securities and the conversion or exchange of all such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options. Except as otherwise provided in Section 9(c)(3), no further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(2)    Issuance of Convertible Securities. If the Corporation, at any time or from time to time after the Date of Issuance, in any manner issues or sells (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 9(c)(5)) for which Common Stock is issuable upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued by the Corporation at the time of the issuance or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price pursuant to Section 9(a)), at a price per share equal to the quotient determined by dividing (i) the sum (which sum shall constitute the applicable consideration received for purposes of Section 9(a)) of (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 9(c)(3), no further adjustment of the Conversion Price shall be made when

Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 9(c), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(3)    Change in Option Price or Conversion Rate. Upon any change in any of (A) the total amount received or receivable by the Corporation as consideration for the granting or sale of any Options or Convertible Securities referred to in Section 9(c)(1) or Section 9(c)(2), (B) the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of any Options or upon the issuance, conversion or exchange of any Convertible Securities referred to in Section 9(d)(1) or Section 9(c)(2), (C) the rate at which Convertible Securities referred to in Section 9(c)(1) or Section 9(c)(2) are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 9(c)(1) or any Convertible Securities referred to in Section 9(c)(2) (in each case, other than in connection with an Excluded Issuance), then (whether or not the original issuance or sale of such Options or Convertible Securities resulted in an adjustment to the Conversion Price pursuant to this Section 9) the Conversion Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Conversion Price which would have been in effect at such time pursuant to the provisions of this Section 9 had such Options or Convertible Securities still outstanding provided for such changed consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Conversion Price then in effect is reduced.

(4)    Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately pursuant to the provisions of this Section 9 to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(5)    Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is, at any time or from time to time after the Date of Issuance, issued or sold or deemed to have been issued or sold in accordance with Section 9(c) (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Corporation, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Corporation in such transaction as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets and business of the non-surviving entity that is attributable to such Common Stock, Options or Convertible Securities, as the case may be, issued to such owners. The fair value of any consideration or net assets other than cash and marketable securities shall be determined jointly by the Corporation and the Series A Preferred Majority Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Series A Preferred Majority Holders. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(6)    Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.001.

(7)    Treasury Series A Preferred Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 9.

(8)    Record Date. For purposes of any adjustment to the Conversion Price in accordance with this Section 9, if the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d)    Adjustment to Conversion Price Upon Dividend, Subdivision or Combination of Common Stock. If the Corporation, at any time or from time to time after the Date of Issuance, (i) pays a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivides (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such dividend, distribution or subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this Section 9(d) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(e)    Adjustment to Conversion Price Upon Reorganizations, Mergers, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other similar transaction (other than any such transaction covered by Section 9(d)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent Liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the Series A Preferred Majority Holders) to insure that each of the holders of the Series A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred Shares, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Shares immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the Series A Preferred Majority Holders) to insure that the provisions of this Section 9 shall thereafter be applicable to the Series A Preferred Shares (including, in the case of any such consolidation, merger or sale in which the successor or purchasing Person is other than the Corporation, an immediate adjustment of the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger or, sale or similar transaction, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable upon conversion of Series A Preferred Shares, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or, sale or similar transaction). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from consolidation or merger or the Person purchasing such assets assumes by written instrument (in form and substance satisfactory to the Series A Preferred Majority Holders), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(f)    Certain Events. If any event occurs of the type contemplated by the provisions of this Section 9 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Shares in a manner consistent with the provisions of this Section 9; provided that no such adjustment pursuant to this Section 9 shall increase the Conversion Price or decrease the number of shares of Conversion Stock issuable as otherwise determined pursuant to this Section 9.

(g)    Notices. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment. The Corporation shall give written notice to all holders of Series A Preferred Shares at least 20 days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change or Liquidation. The Corporation shall also give written notice to the holders of Series A Preferred Shares at least 20 days prior to the date on which any Organic Change shall take place.

Section 10. Voting Rights; Election of Directors

(a)    Voting Generally. Without limiting any rights provided to the holders of shares of Series A Preferred under the DGCL, the holders of shares of Series A Preferred shall be entitled to vote as a single class with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except with respect to the Shareholder Approval; provided that, prior to the first vote of the shareholders of the Corporation with respect to the Shareholder Approval, the Series A Preferred shall have no voting rights, except as otherwise required by applicable law. Each holder of shares of the Series A Preferred shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Preferred Stock held of record by such holder could then be converted (taking into account, for the avoidance of doubt, all Unpaid Series A Dividends thereon convertible into shares of Common Stock, any Conversion Price adjustments made pursuant to Section 9 and the Conversion Cap and without regard to (i.e., ignoring) the Conversion Standstill Period) as of the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed; provided, however, that no holder of Series A Preferred shall be entitled to cast votes for the number of shares of Common Stock issuable upon conversion of such Series A Preferred Shares held by such holder that exceeds (subject to a proportionate adjustment for any stock split, stock dividend, combination, recapitalization or other proportionate reduction or increase in the Common Stock) the quotient of (x) the aggregate purchase price paid by such holder of Series A Preferred for its Series A Preferred Shares, divided by (y) the lesser of (i) $4.40, and (ii) the Closing Price of the Common Stock on the Trading Day immediately prior to the Date of Issuance of such holder’s Series A Preferred. The holders of Series A Preferred Shares shall be entitled to notice of any meeting of stockholders in accordance with the Bylaws of the Corporation.

(b)    Election of Directors. In the election of directors of the Board, for so long as any Series A Preferred Shares are outstanding and the Preferred Percentage equals or exceeds 5%, the holders of the Series A Preferred Shares, in addition to the other voting rights set forth herein, shall be entitled to elect that number of directors to the Board (each, a “Preferred Director”) equal to the product of: (i) the Preferred Percentage, and (ii) the total number of directors on the Board, including the number of Preferred Directors appointed or appointable to the Board; provided, that if such product is not a whole number, then the number of Preferred Directors shall be the next whole number larger than such product (e.g., if such product is 1.11 or 1.51, then the number of Preferred Directors shall be two); provided, further that the number of Preferred Directors shall not exceed two at any time.

(c)    Term. Each Preferred Director appointed pursuant to Section 10(b) shall continue to hold office until the earliest to occur of (i) the first annual meeting of the stockholders of the Corporation following such time that the holders of the Series A Preferred Shares do not have the requisite Preferred Percentage to appoint such Preferred Director pursuant to Section 10(b), (ii) such Preferred Director is removed from office by the affirmative vote of the Series A Preferred Majority Holders, and (iii) such time as such Preferred Director’s death, resignation, retirement or disqualification. Any vacancy created by the removal, death, resignation, retirement or disqualification of a Preferred Director shall be filled by the affirmative vote of the Series A Preferred Majority Holders. If the holders of the Series A Preferred Shares for any reason fail to elect anyone to fill any such directorship or vacancy, such position shall remain vacant until such time as such holders elect a director to fill such position and shall not be filled by resolution or vote of the Board or the Corporation’s other stockholders. The Corporation shall take all such action as may be reasonably requested by such holders to effect Section 10(b) and this Section 10(c) (including nominating and recommending the designees of the holders of the Series A Preferred Shares for election).

Section 11. Consent Rights. In addition to any rights that the holders of Series A Preferred Shares may have pursuant to the DGCL, for so long as (x) any Series A Preferred Shares are outstanding and (y) the Preferred Percentage is at least ten percent (10%), the Corporation will not, without first obtaining the written consent or affirmative vote of the Series A Preferred Majority Holders, voting separately as a class, take any of the following actions: (i) liquidate, dissolve or wind-up the Corporation (whether voluntary or involuntary), (ii) amend, modify, supplement or repeal any provision of the Certificate of Incorporation or Bylaws that would have a material adverse effect on any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof (it being understood that, for the avoidance of doubt, any amendment, modification or supplement to the Certificate of Incorporation (including as a result of new certificate of designation) to create, authorize, designate or issue any equity securities of the Corporation senior to or pari passu with the Series A Preferred Shares would have a material adverse effect on the rights, preferences, privileges and/or voting power of the Series A Preferred Shares or the holders thereof), (iii) change the size of the Board; (iv) enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any Related Party, except for customary employment arrangements and benefit programs; or (v) agree to take any of the foregoing actions.

Section 12. Events of Noncompliance.

(a)    Definition. An Event of Noncompliance shall have occurred if:

(1)    the Corporation fails to make any redemption payment with respect to the Series A Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(2)    the Corporation breaches or otherwise fails to perform or observe (i) any other covenant or agreement set forth herein or in the Investor Rights Agreement or (ii) any covenant or agreement set forth in the Investment Agreement required to be performed or observed by the Corporation after the closing of the transactions contemplated by the Investment Agreement;

(3)    the Corporation or any material Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any material Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any material Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any material Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any material Subsidiary or of any substantial part of the assets of the Corporation or any material Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any material Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days.

(b)    If an Event of Noncompliance occurs, then, from and after the occurrence of the Event of Noncompliance and until such time as no Event of Noncompliance exists (such period, the “Noncompliance Period”), the Series A Preferred Shares shall accrue dividends at the dividend rate described in Section 4(a) (as if the entire Noncompliance Period were after the Date of Issuance and prior to the fifth anniversary of the Date of Issuance) plus an increment of one (1) percentage point. Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of 1 percentage point (but in no event shall the dividend rate exceed fifteen percent (15%)). Any increase of the dividend rate resulting from the operation of this paragraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

Section 13. Other Rights. If any Event of Noncompliance exists, each holder of Series A Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Section 14. Corporate Opportunities. To the fullest extent permitted by DGCL Section 122, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to any Preferred Director.

Section 15. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Shares. Upon the surrender of any certificate representing Series A Preferred Shares at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series A Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Shares represented by the surrendered certificate.

Section 16. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (it being understood that an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A Preferred Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 17. Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of this Certificate of Designation shall be binding or effective without the prior written consent of the Board and the Series A Preferred Majority Holders, voting separately as a class; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Preferred may be accomplished by the merger, consolidation or other transaction of the Corporation with another Person unless the Corporation has obtained the prior written consent of the Series A Preferred Majority Holders.

Section 18. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be given in writing and shall be deemed effectively given (a) if given by personal delivery, upon actual delivery, (b) if given by facsimile, upon receipt of confirmation of a completed transmittal, (c) if given by mail, upon the earlier of (i) actual receipt of such notice by the intended recipient or (ii) five (5) Business Days after such notice is deposited in first class mail, postage prepaid, and (d) if by an internationally recognized overnight courier for overnight delivery, one (1) Business Day after delivery to such courier for overnight delivery, in each case, (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officer this              of             , 2018.

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Signature Page to Certificate of Designation